Exhibit 99:

FOR IMMEDIATE RELEASE

Contact:	F. Scott Bauer, President (336) 768-8500

Southern Community Announces New Director

Winston-Salem, North Carolina, November 25, 2002 – Southern Community Financial Corporation (Nasdaq Symbol: SCMF) announces that Richard A. Brenner has been appointed to serve on the Board of Directors of the holding company and Southern Community Bank and Trust. He is expected to serve on the Audit Committee and the Asset Liability Management Committee.

Mr. Brenner is CEO of Amarr Company, Inc., one of the largest manufacturers of residential and commercial sectional garage doors in the U. S. He is a current board member of the Winston-Salem Chamber of Commerce, Big Brothers and Big Sisters of Forsyth County, Wake Forest University Health Services and Blue Rhino Corporation (Nasdaq Symbol: RINO). A native of Winston-Salem, Mr. Brenner is a co-founder and vice chairman of Families for Early Autism Treatment of North Carolina.

“Richard is a valued addition to our board. He brings extensive business experience and a strong commitment to our community. Richard will be a valued member of our team,” said F. Scott Bauer, Chairman and CEO.

Southern Community Financial Corporation is the holding company of Southern Community Bank and Trust, a community bank with eight offices in Winston-Salem, Clemmons, High Point, Kernersville and Yadkinville, North Carolina. Services are also provided through “Southern eCom” internet banking and 24-hour phone banking. Southern Community is headquartered in Winston-Salem, North Carolina.

Southern Community’s securities trade on The Nasdaq National Market under the common stock symbol SCMF and trust preferred symbol SCMFP. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

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